IRONWOOD CAPITAL MANAGEMENT, LLC
                                 (THE "ADVISER")


                                 CODE OF ETHICS

                           EFFECTIVE FEBRUARY 26, 2002


I.       Overview.

         It shall be a violation of this Code of Ethics for any officer, director or employee of the Adviser, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired for a Client:

     (1) To employ any device, scheme, or artifice to defraud the Client;

     (2) To make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or

     (4) To engage in any manipulative practice with respect to the Client.

     A security is "held or to be acquired" if within the most recent 15 days it has (i) been held by or on behalf of the Client, or (ii) is being or has been considered by the Client or the Adviser for purchase for the Client. A purchase or sale includes the writing of an option to purchase or sell.

II.      Definitions.

     (a) "Access Person" means any director, officer, principal or Advisory Person of the Adviser.

     (b) "Advisory Person" means (i) any employee or agent of the Adviser (or of any Company in a Control Relationship with the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security for any Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control Relationship to the Adviser who obtains information concerning recommendations made to any Client with regard to the purchase or sale of a Security for the Client.


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     (c)  A  Security  is  "being  considered  for  purchase  or  sale"  when  a recommendation to purchase or sell a Security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

     (e) "Client" means the Trust, the Fund and each other investment advisory client of the Adviser.

     (f) "Company" means a corporation, partnership, an association, a joint stock company, a trust, a limited liability company, a limited liability partnership, a fund, or any organized group of persons whether incorporated or not; or any receiver, trustee or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

     (g) "Compliance Officer" shall mean any individual designated and appointed as such by the appropriate officers of the Adviser. The Adviser has designated Gary S. Saks to serve as Compliance Officer until his successor is duly appointed. Warren Isabelle has been designated as Alternate Compliance Officer in the event Mr. Saks is unavailable.

     (h) "Control Relationship" means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a Company shall be presumed to control such Company. Any person who does not so own more than 25 percent of the voting securities of any Company shall be presumed not to control such Company

     (i) "Fund" means each series of the Trust now or hereafter established, including, but not limited to, ICM/Isabelle Small Cap Value Fund.

     (j) "Initial Public Offering" means an offering of securities registered under Securities Act of 1933, as amended (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

     (k) "Limited Offering" means a private placement or other offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the 1933 Act.

     (l) "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase and sell a Security.


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     (m) "Security"  shall have the meaning set forth in Section 2(a)(36) of the
Investment Company Act of 1940, as amended (the "1940 Act"), except that it shall not include securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

     (n) "Trust" means ICM Series Trust.

III.     Exempted Transactions.

         The prohibitions of Section IV of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     (b) Purchases or sales of Securities which are not eligible for purchase or sale for any Client.

     (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Client.

     (d) Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.      Prohibited Purchases and Sales.

          (a) No Access Person, or any member of such person's immediate family, shall knowingly purchase or sell, directly or indirectly, any Security that, at the same time, is "being considered for purchase or sale" for a Client, or is the subject of an outstanding purchase or sale order for a Client, unless such purchase or sale is effected later than the third business day after the Adviser or the Client, as the case may be, has completed all of its intended trades in said Security.

          (b) No Access Person, or any member of such person's immediate family, shall purchase or sell any Security within three (3) business days before or after the purchase or sale of that Security for a Client.

          (c) No Access Person shall engage in any act, practice or course of conduct that would constitute a violation of this Code of Ethics as set forth in Section I above.


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V.       Reporting.

     (a) All personal Securities trades by Advisory Persons (including without limitation all prospective purchases of securities in an Initial Public Offering or private placement or Limited Offering) shall be pre-cleared, in writing, by the Compliance Officer. In addition, all Advisory Persons must have copies of all trade confirmations and monthly statements sent directly to the Compliance Officer.

Pre-clearance for personal Securities trades by Advisory Persons shall be obtained by completing, signing and submitting to the Compliance Officer a Securities Transaction Preclearance Request Form (a copy of which is attached to this Code of Ethics) and obtaining the signature of the Compliance Officer. All pre-cleared Personal Securities Transactions must take place on the same day that the clearance is obtained. If the transaction is not completed on the date of clearance, a new clearance must be obtained, including one for any uncompleted portion. Post-approval is NOT PERMITTED under this Code of Ethics. If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code of Ethics.

     (b) Every Access Person, including Advisory Persons, within 10 days of becoming an Access Person, shall provide the Compliance Officer with an INITIAL HOLDINGS REPORT listing (i) the title, number of shares and principal amount of all Securities directly or indirectly beneficially owned by the Access Person as of the date when he or she became and Access Person; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date he or she became an Access Person; and (iii) the date that the report is submitted by the Access Person.

     Thereafter, every Access Person shall provide the Compliance Officer with QUARTERLY1 AND ANNUAL HOLDINGS REPORTS, as follows:

          (1)  No later than 10 days following the end of each calendar quarter,
               each  Access  Person  shall  submit  a  currently   dated  report
               containing:

                   (i) The date and nature of each Securities transaction effected during the preceding quarter (purchase, sale or any other type of acquisition or disposition);

------------
1 An Access Person need not make a separate quarterly transaction report to the Adviser hereunder if all of the information in the report would duplicate information (i) required to be reported under Rule 204-2(a)(12) or (13) under the Investment Advisers Act of 1940; or (ii) contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person in the time period required, if all of the required information is contained in the broker confirmations or account statements, or in the Adviser's records.


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                   (ii) The title,  CUSIP number (if any), the interest rate and maturity date (if applicable), number of shares and principal amount of each Security and the price at which the transaction was effected;

                  (iii) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                   (iv) The name of any  broker,  dealer  or bank with whom the
                        Access Person established an account in which any Securities were held during the preceding quarter for the direct or indirect benefit of the Access Person, and the date on which such account was established.

          (2) No later than 30 days following the end of each calendar year, each Access Person shall submit (in addition to his or her quarterly report), a report containing: the title, number of shares and principal amount of all Securities directly or indirectly beneficially owned by the Access Person as of the end of the calendar year; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the end of the calendar year; and (iii) the date that the report is submitted by the Access Person.

               (c) Any report submitted pursuant hereto may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

               (d) At each meeting of the Board of Trustees of the Trust, the Compliance Officer and the Adviser shall present a joint written report to the Boardthat describes any issues arising under this Code since the last report to the Trustees, including but not limited to information about material violations of the Code or procedures or sanctions imposed in response to material violations. Each such report shall contain a certification by the Compliance Officer and the Adviser that procedures have been adopted to prevent Access Persons from violating the Code.

VI.      Sanctions.

     Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

VII.     Certification.

     Each individual covered by this Code of Ethics shall: (i) receive a copy of this Code of Ethics at the time of his or her appointment, employment or other engagement, (ii) certify in writing that he or she has read and understood the Code of Ethics; and (iii) retain a copy at all times. Any questions regarding this Code of Ethics should be referred to the Compliance Officer.


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VIII     Amendments

     This Code may be amended from time to time solely upon written consent of the Adviser for the purpose of correcting ambiguities, inconsistencies or incompleteness in the Code or the implementation thereof and to conform the Code to federal or state tax, legal, securities or other requirements or regulations, including amendments necessary to preserve the Trust's registration under the 1940 Act; PROVIDED, HOWEVER, that the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust or the Adviser (as defined in Section 2(a)(19) of the 1940 Act), must approve any material changes to this Code no later than six (6) months after the adoption of such change by the Adviser.